QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.3

FOR IMMEDIATE RELEASE:

Contact:	Stephen P. Golden
Director of Investor Relations
(617) 535-4799

Iron Mountain Incorporated Prices Debt Offering

Boston, MA—December 4, 2003—Iron Mountain Incorporated (NYSE: IRM), the leader in records and information management services, announced today that it has priced an underwritten public offering of an additional $170 million in aggregate principal amount of its 6 5/8% Senior Subordinated Notes due 2016 previously issued in June 2003. The additional notes will be sold at 96.50% of par, which implies an effective yield to worst of 7.06%, or a total purchase price of $965.00, plus accrued interest from June 20, 2003, per $1,000 principal amount of additional notes. The net proceeds to the Company are expected to be $161.3 million, after paying the underwriters' discounts and commissions and estimated expenses, and will be used to fund the offer to purchase and consent solicitation by Iron Mountain Canada Corporation, a wholly-owned subsidiary, relating to its 8 1/8% Senior Notes due 2008, which the Company has guaranteed on a senior subordinated basis, the repayment of a portion of its real estate term loans, and for general corporate purposes, including the possible repayment of outstanding indebtedness under its revolving credit facility, the possible repayment of other indebtedness and possible future acquisitions and investments. The closing of the offering is expected to occur on December 15, 2003 and is subject to customary closing conditions.

Bear, Stearns & Co. Inc. is the sole book-running manager for the offering. J.P. Morgan Securities Inc. and Lehman Brothers Inc. are joint lead managers and Banc One Capital Markets, Inc., William Blair & Company, L.L.C., BNY Capital Markets, Inc., CIBC World Markets, Fleet Securities, Inc., Scotia Capital (USA) Inc. and Wachovia Securities, Inc. are co-managers for the offering.

Iron Mountain Incorporated is making the offering by means of a shelf registration statement previously declared effective by the Securities and Exchange Commission. Copies of the final Prospectus Supplement and Prospectus for the offering may be obtained from the underwriters.

This announcement shall not constitute an offer to sell or the solicitation of any offer to buy securities, nor shall there be any sale of these securities in any state in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Iron Mountain

Iron Mountain Incorporated is the world's trusted partner for outsourced records and information management services. Founded in 1951, the Company has grown to service more than 150,000 customer accounts throughout the United States, Canada, Europe and Latin America. Iron Mountain offers records management services for both physical and digital media, disaster recovery support services and consulting services—services that help businesses save money and manage risks associated with legal and regulatory compliance, protection of vital information, and business continuity challenges. For more information, visit www.ironmountain.com.

###

QuickLinks

Iron Mountain Incorporated Prices Debt Offering